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                                                                    EXHIBIT 99.5

[LOGO]

October   , 1999

Dear Client:

    We have been advised that Franklin Covey Co. is conducting a subscription offering for individuals who owned its common stock on record date XXXX, 1999. Enclosed, for information purposes, are the prospectus relating to the subscription offering and related materials.

    Shareholders are eligible to purchase one Franklin Covey Series A preferred share for every 27 common shares held as of the record date, at a subscription cost equal to $100 for each Series A preferred share subscribed for. SUFFICIENT FUNDS MUST BE MADE AVAILABLE IN YOUR CREDIT BALANCE BY XXXXX, XXXXX, 1999.

    If you wish to subscribe for shares of Franklin Covey's Series A preferred stock based on this offer, you MUST contact a Client Service Representative at our toll-free Client Services number 1-800-637-3766 (U.S. residents) or our overseas Client Services number 1-732-563-7305 by 3:30 p.m. (Eastern Standard
Time), XXXX, XXXX, 1999. Our representatives are available Monday through Friday 8:00 a.m. to 7:00 p.m. (EST).

Sincerely,

Merrill Lynch Group Employee Services